EXHIBIT 4.2

AMENDED AND RESTATED COMVERSE TECHNOLOGY, INC.
2011 STOCK INCENTIVE COMPENSATION PLAN
Article 1.Establishment & Purpose
1.1    Establishment. Verint Systems Inc. hereby establishes the Amended and Restated Comverse Technology, Inc. 2011 Stock Incentive Compensation Plan, as amended from time to time (hereinafter referred to as the “Plan”) as set forth in this document. Effective as of May 30, 2013 (the “Restatement Date”), the Plan amends and restates the Comverse Technology, Inc. 2011 Stock Incentive Compensation Plan, which was previously assumed by the Company in connection with a certain corporate transaction on February 4, 2013 (the “Assumption Date”).
1.2    Purpose of the Plan. The purposes of the Plan are to assist the Company, its Subsidiaries and Affiliates in attracting and retaining valued Directors, Employees and Consultants, to align their respective interests with shareholders’ interests through equity-based compensation and to permit the granting of Awards that are intended to constitute performance-based compensation for certain executive officers under Section 162(m) of the Code.
Article 2.    Definitions
Whenever capitalized in the Plan, the following terms shall have the meanings set forth below.
2.1    “Affiliate” means any entity that the Company, either directly or indirectly, is in common control with, is controlled by or controls, or any entity that the Company has a substantial direct or indirect equity interest, as determined by the Board.
2.2    “Award” means any Option, Stock Appreciation Right, Restricted Stock, Other Stock-Based Award, or Performance-Based Compensation award that is granted under the Plan.
2.3    “Award Agreement” means either (a) a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (b) a written or electronic statement issued by the Company, a Subsidiary, or Affiliate to a Participant describing the terms and provisions of the actual grant of such Award.
2.4    “Base Salary” means the base salary or wages of the Participant excluding overtime, bonuses, contributions to or benefits under benefit plans, fringe benefits, perquisites, and other such forms of compensation. Base Salary shall include any elective contributions that are paid through a reduction in a Participant’s basic salary and which are not includible in the Participant’s gross income under Sections 125 or 402(e)(3) of the Code.
2.5    “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
2.6    “Board” means the Board of Directors of the Company.
2.7    “Cause” as a reason for a Participant’s termination of employment or service shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between the Participant and the Company or a Subsidiary or Affiliate of the Company. If the Participant is not a party to an employment, severance or similar agreement with the Company or a Subsidiary or Affiliate of the Company in which such term is defined, then unless otherwise defined in the applicable Award Agreement “Cause” shall mean the Participant’s: (a) conviction of, or plea of guilty or nolo contendere to, a felony or indictment for a crime involving dishonesty, fraud or moral turpitude; (b) willful and intentional breach of the Participant’s obligations to the Company or a Subsidiary or Affiliate of the Company; (c) willful misconduct, or any dishonest or fraudulent act or omission; (d) violation of any securities or financial reporting laws, rules or regulations or any policy of the Company or a Subsidiary or Affiliate of the Company relating to the foregoing; (e) violation of the policies of the Company or a Subsidiary or Affiliate of the Company on harassment, discrimination or substance abuse; or (f) gross negligence, gross neglect of duties or gross insubordination in the Participant’s performance of duties with the Company or a Subsidiary or Affiliate of the Company.
2.8    “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following subparagraphs shall have occurred:

(a)
the acquisition by any Person, entity or affiliated group, in one or a series of transactions, of more than 50% of the voting power of the Company, or the acquisition of all the common stock of the Company (other than equity held by employees which is assumed in such transaction) following which the common stock of the Company is no longer publicly traded;

(b)	the requirement that any Person, entity or affiliated group consolidate with its financial results the financial results of the Company;

(c)
a merger, combination, amalgamation, consolidation, spin-off or any other transaction in which the holders of the Company’s common stock immediately prior to such transaction do not hold in respect of their holdings of such stock 50% or more of the voting power of the merged, combined, amalgamated, consolidated, spun-off or other resulting entity;

(d)	a sale or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company (including its Subsidiaries); or

(e)
during any period of two consecutive years, Incumbent Directors cease to constitute at least a majority of the board. “Incumbent Directors” shall mean: (1) the directors who were serving at the beginning of such two-year period and (2) any directors whose election or nomination was approved by the directors referred to in clause (1) or by a director approved under this clause (2).

2.9    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
2.10    “Committee” means the compensation committee of the Board, or any other committee or subcommittee designated by the Board to administer this Plan. The Committee shall have at least two members, each of whom shall be (i) a member of the Board, (ii) a Non-Employee Director, (iii) an Outside Director, and (iv) an “independent director” within the meaning of the listing requirements of any exchange on which the Company is listed.
2.11    “Company” means Verint Systems Inc., a Delaware corporation, and any successor thereto.

2.12    “Consultant” means any person (other than an Employee or a Director) who is engaged by the Company, a Subsidiary or an Affiliate to render consulting or advisory services to the Company or such Subsidiary or Affiliate.
2.13    “Continuous Service” means that the provision of services to the Company or a Subsidiary or Affiliate in any capacity of Employee, Director or Consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Subsidiary or Affiliate which, to the extent applicable, shall not be deemed to occur until the expiration of any required notice or garden leave period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under applicable labor laws. Continuous Service shall not be considered interrupted in the case of (i) any sick leave, military leave or other approved “bona fide leave of absence” (within the meaning of Treasury Regulation Section 1.409A-1(h)(1)), in each case, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or applicable law, or unless provided otherwise pursuant to Company policy, as adopted from time to time, (ii) transfers among the Company, any Subsidiary or Affiliate, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Subsidiary or Affiliate in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement); provided, however, that, unless otherwise determined by the Committee, Consultants providing services to the Company or a Subsidiary or Affiliate of the Company for less than 32 hours per month shall incur an interruption of Continuous Service. Notwithstanding the foregoing, for purposes of each Incentive Stock Option granted under the Plan, if any sick leave, military leave or other approved “bona fide leave of absence” exceeds ninety (90) days, and reemployment upon expiration of such leave is not guaranteed by statue or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Option on the day three (3) months and one (1) day following the expiration of such ninety (90) day period.
2.14    “Director” means each member of the Board who is not an Employee, who does not receive compensation from the Company or any Subsidiary in any capacity other than as a Director and whose membership on the Board is not attributable to any contract between the Company and such Director or any other entity with which such Director is affiliated.
2.15    “Disability” unless otherwise specified in an Award Agreement, means “Disability” within the meaning of Treasury Regulation Section 1.409A-3(i)(4).
2.16    “Effective Date” means the date set forth in Section 15.18.
2.17    “Employee” means an officer or other employee of the Company, a Subsidiary or Affiliate, including a member of the Board who is an employee of the Company, a Subsidiary or Affiliate.
2.18    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
2.19    “Fair Market Value” means, as of any date, the per Share value determined as follows, in accordance with applicable provisions of Section 409A:

(a)
If the Shares are listed on any established stock exchange or a national market system, the per Share Fair Market Value shall be the closing sales price for each share of such stock (or the closing bid, if no sales were reported) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(b)
If the Shares are regularly quoted on an automated quotation system (including the OTC Bulletin Board and the “Pink Sheets” published by the National Quotation Bureau, Inc.) or by a recognized securities dealer, the closing sales price for each share of such stock or, if closing sales prices are not reported, the per Share Fair Market Value shall be the mean between the high bid and low asked prices for a Share on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(c)
In the absence of an established market for the Shares of the type described in (a) and (b), above, the per Share Fair Market Value thereof shall be determined by the Committee in good faith and in accordance with the applicable provision of Section 409A.

2.20    “Good Reason” as a reason for a Participant’s termination of employment or service shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between the Participant and the Company or a Subsidiary or Affiliate of the Company. If the Participant is not a party to an employment, severance or similar agreement with the Company or a Subsidiary or Affiliate of the Company in which such term is defined, then unless otherwise defined in the applicable Award Agreement, for purposes of this Plan, “Good Reason” shall mean (i) a material reduction (i.e., at least a 10% reduction) by the Company or a Subsidiary or Affiliate of the Company in the Participant’s Base Salary; or (ii) the involuntary relocation of the Participant’s own office location by more than 50 miles; provided that all such events shall be Good Reason only if the Company (or the applicable Subsidiary or Affiliate of the Company) fails to cure such event within 30 days after receipt from the Participant of written notice of the event which constitutes Good Reason; provided further, that Good Reason shall cease to exist for an event on the 90th day following the later of its occurrence or the Participant’s knowledge thereof, unless the Participant has given the Company written notice thereof prior to such date.
2.21    “Incentive Stock Option” means an Option intended to meet the requirements of an incentive stock option as defined in Section 422 of the Code and designated as an Incentive Stock Option.
2.22    “Incumbent Directors” shall have the meaning set forth in Section 2.8(e).
2.23    “Non-Employee Director” means a person defined in Rule 16b-3(b)(3) promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission.
2.24    “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.
2.25    “Other Stock-Based Award” means any right granted under Article 9.
2.26    “Option” means any stock option granted under Article 6.
2.27    “Option Price” means the purchase price per Share subject to an Option, as determined pursuant to Section 6.2.

2.28    “Outside Director” means a member of the Board who is an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.
2.29    “Participant” means any eligible person as set forth in Section 4.1 to whom an Award is granted.
2.30    “Participant Award Limit(s)” shall have the meaning set forth in Section 5.1(b).
2.31    “Performance-Based Compensation” means compensation under an Award that is intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and all regulations promulgated thereunder.
2.32    “Performance Measures” means measures as described in Section 10.2 on which the performance goals are based in order to qualify Awards as Performance-Based Compensation.
2.33    “Performance Period” means the period of time, which shall in no event be less than six (6) months, during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.
2.34    “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof., except that such term shall not include (i) the Company and its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareowners of the Company in substantially the same proportions as their ownership of stock of the Company.
2.35    “Plan” shall have the meaning set forth in Section 1.1.
2.36    “Restatement Date” shall have the meaning set forth in Section 1.1.
2.37    “Restricted Stock” means any Award granted under Article 8.
2.38    “Restriction Period” means the period during which Restricted Stock awarded under Article 8 is subject to forfeiture.
2.39    “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.
2.40    “Section 457A” shall have the meaning set forth in Section 11.4.
2.41    “Share” means a share of common stock of the Company, par value $001 per share, or such other class or kind of shares or other securities resulting from the application of Section 12.1.
2.42    “Stock Appreciation Right” means any right granted under Article 7.
2.43    “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company (or any parent of the Company) if each of the corporations, other than the last corporation in each unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.44    “Tandem SAR” shall have the meaning set forth in Section 7.1.
2.45    “Ten Percent Shareholder” means a person who on any given date owns, either directly or indirectly (taking into account the attribution rules contained in Section 424(d) of the Code), stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a Subsidiary or Affiliate.
Article 3.    Administration
3.1    Authority of the Committee. The Plan shall be administered by the Committee, which shall have full power to interpret and administer the Plan and Award Agreements and full authority to select the Directors, Employees and Consultants to whom Awards will be granted and determine the type and amount of Awards to be granted to each such Director, Employee or Consultant, and the terms and conditions of Awards and Award Agreements. Without limiting the generality of the foregoing, the Committee may, in its sole discretion but subject to the limitations in Article 14, clarify, construe or resolve any ambiguity in any provision of the Plan or any Award Agreement and accelerate or waive vesting of Awards, lapsing of restrictions or deferral limitations imposed on Awards, and exercisability of Awards, extend the term or period of exercisability of any Awards, modify the purchase price under any Award, or modify or waive any terms or conditions applicable to any Award. Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or any of its Subsidiaries or Affiliates or a company acquired by the Company or with which the Company combines. The Committee shall have full and exclusive discretionary power to adopt rules, forms, instruments, and guidelines for administering the Plan as the Committee deems necessary or proper. Notwithstanding anything in this Section 3.1 to the contrary, the Board, or any other committee or sub-committee established by the Board, is hereby authorized (in addition to any necessary action by the Committee) to grant or approve Awards as necessary to satisfy the requirements of Section 16 of the Exchange Act and the rules and regulations thereunder and to act in lieu of the Committee with respect to Awards made to Non-Employee Directors under the Plan. All actions taken and all interpretations and determinations made by the Committee or by the Board (or any other committee or sub-committee thereof), as applicable, shall be final and binding upon the Participants, the Company, and all other interested individuals.
3.2    Delegation. The Committee may delegate to one or more of its members or members of the Board, one or more officers of the Company or any of its Subsidiaries or Affiliates, and one or more agents or advisors such administrative duties or powers as it may deem advisable; provided that the Committee shall not delegate to officers of the Company or any of its Subsidiaries or Affiliates the power to make grants of Awards to officers of the Company or any of its Subsidiaries or Affiliates; provided, further, that no delegation shall be permitted under the Plan that is prohibited by applicable law.
Article 4.    Eligibility and Participation
4.1    Eligibility. Participants will consist of such Directors, Employees and Consultants as the Committee in its sole discretion determines and whom the Committee may designate from time to time to receive Awards. Designation of a Participant in any year shall not require the Committee to designate or Board to approve such person to receive an Award in any other year or, once designated or approved, to receive the same type or amount of Award as granted to the Participant in any other year.
4.2    Type of Awards. Awards under the Plan may be granted in any one or a combination of: (a) Options, (b) Stock Appreciation Rights, (c) Restricted Stock, (d) Other Stock-Based Awards, and (e) Performance-Based Compensation awards. The Plan sets forth the types of performance goals and sets forth procedural requirements to permit the Company to design Awards that qualify as Performance-Based

Compensation, as described in Article 10. Awards granted under the Plan shall be evidenced by Award Agreements (which need not be identical) that provide additional terms and conditions associated with such Awards, as determined by the Committee in its sole discretion; provided, however, that in the event of any conflict between the provisions of the Plan and any such Award Agreement, the provisions of the Plan shall prevail.
Article 5.    Shares Subject to the Plan and Maximum Awards
5.1    Number of Shares Available for Awards.

(a)
General. Subject to adjustment as provided in Article 12, the maximum number of Shares available for issuance to Participants pursuant to Awards under the Plan after the Assumption Date shall be 2,695,504 Shares. The Shares available for issuance under the Plan may consist, in whole or in part, of authorized and unissued Shares or treasury Shares. Any Shares tendered to or withheld by the Company as part or full payment for the purchase price, Option Price or grant price of an Award granted under this Plan or to satisfy the Company’s tax withholding obligation with respect to an Award granted under this Plan, shall again be available for Awards under the Plan; provided, that such Shares shall continue to be counted as outstanding for purposes of determining whether a Participant Award Limit has been attained.

(b)
Participant Award Limits. The maximum number of Shares with respect to which any Options may be granted to any Participant in any consecutive twelve (12) month period shall be 389,457 Shares and the maximum number of Shares with respect to which any Stock Appreciation Rights may be granted to any Participant in any consecutive twelve (12) month period shall be 389,457 Shares, in each case subject to adjustments made in accordance with Article 12, or the cash equivalent thereof to the extent such Awards are payable in cash or property. The maximum amount of Performance-Based Compensation Awards (other than Options and Stock Appreciation Rights) granted to any Participant in any consecutive twelve (12) month period shall be 194,729 Shares, subject to adjustments made in accordance with Article 12, or the cash equivalent thereof to the extent such Awards are payable in cash or property; and the maximum amount of Performance-Based Compensation Awards granted to any Participant in any consecutive twelve (12) month period shall be $10,000,000 if such Performance-Based Compensation Awards are denominated in cash rather than shares (each a “Participant Award Limit” and collectively, “Participant Award Limits”).

(c)
Additional Shares. In the event that any outstanding Award expires, is forfeited, cancelled or otherwise terminated without the issuance of Shares or is otherwise settled for cash, the Shares subject to such Award, to the extent of any such forfeiture, cancellation, expiration, termination or settlement for cash, shall again be available for Awards. If the Committee authorizes the assumption under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, of awards granted under another plan, such assumption shall not (i) reduce the maximum number of Shares available for issuance under this Plan or (ii) be subject to or counted against a Participant’s Participant Award Limit. Any shares available for issuance pursuant to a stockholder-approved equity incentive plan sponsored by a company acquired by the Company may (following appropriate adjustments to reflect the acquisition, as determined by the Committee) be used for Awards under the Plan, subject to applicable law and stock exchange requirements.
Article 6.    Stock Options
6.1    Grant of Options. The Committee is hereby authorized to grant Options to Participants. Each Option shall permit a Participant to purchase from the Company a stated number of Shares at an Option Price established by the Committee, subject to the terms and conditions described in this Article 6 and to such additional terms and conditions, as established by the Committee, in its sole discretion, that are consistent with the provisions of the Plan. Options shall be designated as either Incentive Stock Options or Nonqualified Stock Options, provided, that Options granted to Directors and Consultants shall be Nonqualified Stock Options. An Option granted as an Incentive Stock Option shall, to the extent it fails to qualify as an Incentive Stock Option, be treated as a Nonqualified Stock Option. Neither the Committee, the Board nor the Company or any of its Affiliates shall be liable to any Participant or to any other person if it is determined that an Option intended to be an Incentive Stock Option does not qualify as an Incentive Stock Option. Options shall be evidenced by Award Agreements which shall state the number of Shares covered by such Option. Such agreements shall conform to the requirements of the Plan, and may contain such other provisions, as the Committee shall deem advisable.
6.2    Terms of Option Grant. The Option Price shall be determined by the Committee at the time of grant, but shall not be less than one-hundred percent (100%) of the Fair Market Value of a Share on the date of grant. In the case of any Incentive Stock Option granted to a Ten Percent Shareholder, the Option Price shall not be less than one-hundred-ten percent (110%) of the Fair Market Value of a Share on the date of grant.
6.3    Option Term. The term of each Option shall be determined by the Committee at the time of grant and shall be stated in the Award Agreement, but in no event shall such term be greater than ten (10) years (or, in the case on an Incentive Stock Option granted to a Ten Percent Shareholder, five (5) years).
6.4    Time of Exercise. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant
6.5    Method of Exercise. Except as otherwise provided in the Plan or in an Award Agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of this Article 6, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii), (iii) or (iv) of the following sentence (including the applicable tax withholding pursuant to Section 15.3). The aggregate Option Price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant (i) in cash or its equivalent (e.g., by check, draft, money order, cashier’s check, or wire transfer made payable to the Company), (ii) to the extent permitted by the Committee, in Shares (whether or not previously owned by the Participant) having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee, (iii) partly in cash and, to the extent permitted by the Committee, partly in such Shares (as described in (ii) above) or (iv) if there is a public market for the Shares at such time, subject to such requirements as may be imposed by the Committee, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms. The Committee may prescribe any other method of payment that it determines to be consistent with applicable law and the purpose of the Plan.
6.6    Limitations on Incentive Stock Options. Incentive Stock Options may be granted only to employees of the Company or of a “parent corporation” or “subsidiary corporation” (as such terms are defined in Section 424 of the Code) at the date of grant. The aggregate Fair Market Value (generally determined as of the time the Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under all plans of the Company and of any “parent corporation” or “subsidiary corporation” shall not exceed one hundred thousand dollars ($100,000), or the Option shall be treated as a Nonqualified Stock Option. For purposes of the preceding sentence, Incentive Stock Options will be taken into account generally in the order in which they are granted. No Incentive Stock Option may be exercised later than ten (10) years after the date it is granted. Each provision of the Plan and each Award Agreement relating to an Incentive Stock Option shall be construed so that each Incentive Stock Option shall be an incentive stock option as defined in Section 422 of the Code, and any provisions of the Award Agreement thereof that cannot be so construed shall be disregarded.
6.7    Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date the Participant makes a disqualifying disposition of any Shares acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Shares before the later of (A) two years after the date of grant of the Incentive Stock Option or (B) one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession of any Shares acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence.
Article 7.    Stock Appreciation Rights
7.1    Grant of Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Participants, including a grant of Stock Appreciation Rights in tandem with any Option at the same time such Option is granted (a “Tandem SAR”). Stock Appreciation Rights shall be evidenced by Award Agreements that shall conform to the requirements of the Plan and may contain such other provisions, as the Committee shall deem advisable. Subject to the terms of the Plan and any applicable Award Agreement, a Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of (a) the Fair Market Value of a specified number of Shares on the date of exercise over (b) the grant price of the right as specified by the Committee on the date of the grant. Such payment may be in the form of cash, Shares, other property or any combination thereof, as the Committee shall determine in its sole discretion.
7.2    Terms of Stock Appreciation Right. Subject to the terms of the Plan and any applicable Award Agreement, the grant price (which shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant), term, methods of exercise, methods of settlement, and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such other conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate. No Stock Appreciation Right shall have a term of more than ten (10) years from the date of grant.
7.3    Tandem Stock Appreciation Rights and Options. A Tandem SAR shall be exercisable only to the extent that the related Option is exercisable and shall expire no later than the expiration of the related Option. Upon the exercise of all or a portion of a Tandem SAR, a Participant shall be required to forfeit the right to purchase an equivalent portion of the related Option (and, when a Share is purchased under the related Option, the Participant shall be required to forfeit an equivalent portion of the Stock Appreciation Right).
Article 8.    Restricted Stock
8.1    Grant of Restricted Stock. An Award of Restricted Stock is a grant by the Committee of a specified number of Shares to the Participant, which Shares are subject to forfeiture upon the occurrence of specified events. Participants shall be awarded Restricted Stock in exchange for consideration not less than the minimum consideration required by applicable law. Restricted Stock shall be evidenced by an Award Agreement, which shall conform to the requirements of the Plan and may contain such other provisions, as the Committee shall deem advisable.
8.2    Terms of Restricted Stock Awards. Each Award Agreement evidencing a Restricted Stock grant shall specify the period(s) of restriction, the number of Shares of Restricted Stock subject to the Award, the purchase price, if any, of the Shares of Restricted Stock, the performance, employment or other conditions (including the termination of a Participant's Continuous Service whether due to death, disability or other reason) under which the Restricted Stock may be forfeited to the Company and such other provisions as the Committee shall determine. Any Restricted Stock granted under the Plan shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates (in which case, the certificate(s) representing such shares shall be legended as to sale, transfer, assignment, pledge or other encumbrances during the Restriction Period and deposited by the Participant, together with a stock power endorsed in blank, with the Company, to be held in escrow during the Restriction Period). At the end of the Restriction Period, the restrictions imposed hereunder and under the Award Agreement shall lapse with respect to the number of Shares of Restricted Stock as determined by the Committee, and the legend shall be removed and such number of Shares delivered to the Participant (or, where appropriate, the Participant's legal representative).
8.3    Voting and Dividend Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, Participant’s holding Restricted Stock granted hereunder shall have the right to exercise voting rights with respect to the Restricted Stock and have the right to receive dividends on such Restricted Stock. In no event may dividends be paid to a Participant with respect to Restricted Stock which vests based on the achievement of performance goals until the Restricted Stock which relates to such dividends vests.
8.4    Performance Goals. The Committee may condition the grant of Restricted Stock or the expiration of the Restriction Period upon the Participant's achievement of one or more performance goal(s) specified in the Award Agreement. If the Participant fails to achieve the specified performance goal(s), the Committee shall not grant the Restricted Stock to such Participant or the Participant shall forfeit the Award of Restricted Stock to the Company, as applicable.
8.5    Vesting. Awards of Restricted Stock which vest based on the passage of time may vest at a rate not greater than one third (1/3rd) per year and Awards of Restricted Stock which vest based on the achievement of performance goals may vest no earlier than one (1) year from the date of grant; provided that the Committee may, in its discretion, provide for accelerated vesting in the event a Participant’s service to the Company or any Subsidiary or Affiliate is terminated due to the Participant’s death, Disability or retirement or in the event of a Change in Control. Notwithstanding the foregoing, the restrictions in the preceding sentence shall not be applicable to Awards of Restricted Stock to the extent such Awards of

Restricted Stock in combination with any Other Stock-Based Awards not subject to the vesting restrictions set forth in Section 9.3 do not exceed five percent (5%) of the number of Shares available for issuance pursuant to Section 5.1(a) on the Effective Date.
8.6    Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code concerning Restricted Stock, the Participant shall be required to file promptly a copy of such election with the Company and timely remit required withholding taxes via personal check or in accordance with Section 15.3.
Article 9.    Other Stock-Based Awards
9.1    Grant of Other Stock Based Awards. The Committee, in its sole discretion, may grant Awards of Shares and Awards that are valued, in whole or in part, by reference to, or are otherwise based on the Fair Market Value of, Shares (the “Other Stock-Based Awards”), including without limitation, restricted stock units and other phantom awards. Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of Continuous Service, the occurrence of an event and/or the attainment of performance objectives or goals. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards, whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares, and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).
9.2    Dividend Rights. In no event may dividends be paid to a Participant with respect to an Other-Stock-Based Award which vests based on the achievement of performance goals until the Other-Stock-Based Award which relates to such dividends vests.
9.3    Vesting. Other Stock-Based Awards which vest based on the passage of time may vest at a rate not greater than one third (1/3rd) per year and Other Stock-Based Awards which vest based on the achievement of performance goals may vest no earlier than one (1) year from the date of grant; provided that the Committee may, in its discretion, provide for accelerated vesting in the event a Participant’s service to the Company or any Subsidiary or Affiliate is terminated due to the Participant’s death, Disability or retirement or in the event of a Change in Control. Notwithstanding the foregoing, the restrictions in the preceding sentence shall not be applicable to Other Stock-Based Awards to the extent such Other Stock-Based Awards in combination with any Awards of Restricted Stock not subject to the vesting restrictions set forth in Section 8.5 do not exceed five percent (5%) of the number of Shares available for issuance pursuant to Section 5.1(a) on the Effective Date.
Article 10.    Performance-Based Compensation
10.1    Grant of Performance-Based Compensation. The Committee is authorized to design any Award so that the amounts or Shares payable or distributed pursuant to such Award are treated as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and related regulations.
10.2    Performance Measures. The vesting, crediting and/or payment of Performance-Based Compensation shall be based on the achievement of objective performance goals based on one or more of the following Performance Measures: (a) sales or revenue; (b) earnings per share; (c) measurable achievement in quality, operation and compliance initiatives; (d) objectively determinable measure of non-financial operating and management performance objectives; (e) net earnings (either before or after interest, taxes, depreciation and amortization); (f) economic value-added; (g) net income (either before or after taxes); (h) operating income and segment performance; (i) cash flow (including, but not limited to, operating cash flow and free cash flow); (j) cash flow return on capital; (k) return on net assets; (l) return on stockholders’ equity; (m) return on assets; (n) return on capital; (o) stockholder returns, dividends and/or other distributions; (p) return on sales; (q) gross or net profit margin; (r) productivity; (s) expenses; (t) margins; (u) operating efficiency; (v) customer satisfaction; (w) measurable achievement in quality and compliance initiatives; (x) working capital; (y) debt; (z) debt reduction; (aa) price per share of stock; (bb) market share; (cc) completion of acquisitions; (dd) business expansion; (ee) product diversification; and (ff) new or expanded market penetration. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: (pp) extraordinary, unusual or non-recurring items; (qq) effects of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (rr) effects of currency fluctuations; (ss) effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); (tt) expenses for restructuring, productivity initiatives or new business initiatives; (uu) impairment of tangible or intangible assets; (vv) litigation or claim judgments or settlements; (ww) non-operating items; (xx) acquisition expenses; (yy) discontinued operations; and (zz) effects of assets sales or divestitures.
Any Performance Measure may be (i) used to measure the performance of the Company and/or any of its Subsidiaries or Affiliates as a whole, any business unit or divisional level thereof or any combination thereof against any goal including past performance or (ii) compared to the performance of a group of comparable companies, or a published or special index, in each case that the Committee, in its sole discretion, deems appropriate. Subject to Section 162(m) of the Code, the Committee may adjust the performance goals (including to pro rate goals and payments for a partial Performance Period) in the event of the following occurrences: (a) non-recurring events, including divestitures, spin-offs, or changes in accounting standards or policies; (b) mergers and acquisitions; and (c) financing transactions, including selling accounts receivable.
10.3    Establishment of Performance Goals. No later than ninety (90) days after the commencement of a Performance Period (but in no event after twenty-five percent (25%) of such Performance Period has elapsed), the Committee shall establish in writing: (i) the performance goals applicable to the Performance Period; (ii) the Performance Measures to be used to measure the performance goals in terms of an objective formula or standard; (iii) the formula for computing the amount of compensation payable to the Participant if such performance goals are obtained; and (iv) the Participants or class of Participants to which such performance goals apply.
10.4    Adjustment of Performance-Based Compensation. Awards that are designed to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.
10.5    Certification of Performance. Except for Awards that pay compensation attributable solely to an increase in the value of Shares, no Award designed to qualify as Performance-Based Compensation shall be vested, credited or paid, as applicable, with respect to any Participant until the Committee certifies in writing that the performance goals and any other material terms applicable to such Performance Period have been satisfied.
10.6    Performance Goals. The Committee may condition the grant, vesting or delivery of any Award upon the achievement of one or more performance goal(s) specified in the Award Agreement.

10.7    Interpretation. Each provision of the Plan and each Award Agreement relating to Performance-Based Compensation shall be construed so that each such Award shall be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and related regulations, and any provisions of the Award Agreement thereof that cannot be so construed shall be disregarded, except as otherwise determined by the Committee.
Article 11.    Compliance with Section 409A of the Code and Section 457A of the Code
11.1    General. The Company intends that any Awards be structured in compliance with, or to satisfy an exemption from, Section 409A, such that there are no adverse tax consequences, interest, or penalties as a result of the Awards. Notwithstanding the Company’s intention, in the event any Award is subject to Section 409A, the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan and/or any Award from the application of Section 409A, (ii) preserve the intended tax treatment of any such Award, or (iii) comply with the requirements of Section 409A, including without limitation any such regulations guidance, compliance programs and other interpretative authority that may be issued after the date of grant of an Award. This Plan, Awards and Award Agreements granted hereunder shall be interpreted at all times in such a manner that the terms and provisions of the Plan, Awards and Award Agreements are exempt from or comply with Section 409A.
11.2    Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A) that are otherwise required to be made under the Plan or any Award Agreement to a “specified employee” (as defined under Section 409A) as a result of his or her “separation from service” (as defined below) (other than a payment that is not subject to Section 409A) shall be delayed for the first six (6) months following such “separation from service” and shall instead be paid (in a manner set forth in the Award Agreement) on the payment date that immediately follows the end of such six-month period (or, if earlier, within 10 business days following the date of death of the specified employee) or as soon as administratively practicable within 60 days thereafter, but in no event later than the end of the applicable taxable year.
11.3    Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan or any Award Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of the Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment,” “termination of Continuous Service” or like terms shall mean “separation from service.”
11.4    Section 457A. The Company intends that any Awards be structured in compliance with, or to satisfy an exemption from, Section 457A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder (“Section 457A”), such that there are no adverse tax consequences, interest, or penalties as a result of the Awards. Notwithstanding the Company’s intention, in the event any Award is subject to Section 457A, the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan and/or any Award from the application of Section 457A, (ii) preserve the intended tax treatment of any such Award, or (iii) comply with the requirements of Section 457A, including without limitation any such regulations, guidance, compliance programs and other interpretative authority that may be issued after the date of the grant.
Article 12.    Adjustments
12.1    Adjustments in Authorized Shares. In the event of any corporate event or transaction involving the Company, a Subsidiary and/or an Affiliate (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, combination of Shares, exchange of Shares, dividend in kind, extraordinary cash dividend, amalgamation, or other like change in capital structure (other than regular cash dividends to shareholders of the Company), or any similar corporate event or transaction, the Committee, to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, in its sole discretion, the number and kind of Shares or other property that may be issued under the Plan or under particular forms of Awards, the number and kind of Shares or other property subject to outstanding Awards, the Option Price, grant price or purchase price applicable to outstanding Awards, the Participant Award Limits, and/or other value determinations applicable to the Plan or outstanding Awards.
12.2    Change in Control.

(a)
Except as otherwise provided in an Award Agreement or by the Committee at the date of grant, to the extent outstanding Awards granted under this Plan are not assumed, converted or replaced by the resulting entity in the event of a Change in Control, all outstanding Awards that may be exercised shall become fully exercisable, all restrictions with respect to outstanding Awards shall lapse and become vested and non-forfeitable, and any specified performance goals or Performance Measures with respect to outstanding Awards shall be deemed to be satisfied at target immediately prior to the consummation of a Change in Control.

(b)
Except as otherwise provided in an Award Agreement or by the Committee at the date of grant or thereafter, to the extent outstanding Awards granted under this Plan are assumed, converted or replaced by the resulting entity in the event of a Change in Control, (i) any outstanding Awards that are subject to performance goals or Performance Measures shall be converted, assumed or replaced by the resulting entity as if target performance had been achieved as of the date of the Change in Control, (ii) each performance-based Award or Award of Performance-Based Compensation with service requirements shall continue to vest with respect to such requirements during the remaining period set forth in the Award Agreement, and (iii) all other Awards shall continue to vest (and/or the restrictions thereon shall continue to lapse) during the remaining period set forth in the Award Agreement.

(c)
Except as otherwise provided in an Award Agreement or by the Committee at the date of grant, to the extent outstanding Awards granted under this Plan are either assumed, converted or replaced by the resulting entity in the event of a Change in Control, if a Participant’s employment or service is terminated without Cause by the Company or a Subsidiary or Affiliate of the Company or a Participant terminates his or her employment or service with the Company or a Subsidiary or Affiliate of the Company for Good Reason, in either case, during the two year period following a Change in Control, all outstanding Awards held by the Participant that may be exercised shall become fully exercisable and all restrictions with respect to outstanding Awards shall lapse and become vested and non-forfeitable.

(d)
Notwithstanding anything in this Plan or any Award Agreement to the contrary, to the extent any provision of this Plan or an Award Agreement would cause a payment of deferred compensation that is subject to Section 409A to be made upon the occurrence of (i) a Change in Control, then such payment shall not be made unless such Change in Control also constitutes a “change in ownership”, “change in effective control” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Section 409A or (ii) a termination of employment or service, then such payment shall not be made unless such termination of employment or service also constitutes a “separation from service” within the meaning of Section 409A. Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a Change in Control or termination of employment or service, but disregarding any future service or performance requirements.

Article 13.    Termination of Service
13.1    Termination of Service For Cause. Unless the Award Agreement or an applicable employment agreement provides otherwise, all of a Participant’s Awards (including any exercised Awards for which Shares have not been delivered to the Participant) shall be cancelled and forfeited immediately on the date Participant’s service terminates if such termination is for Cause or Cause exists on such date (and the Company shall return to the Participant the price if any paid for such undelivered Shares).
13.2    Termination of Service For Reason Other Than Cause. If a Participant’s service is terminated other than a termination for Cause, then unless the Award Agreement or an applicable employment agreement provides otherwise, all unvested Awards will terminate immediately as of the date the Participant’s service terminates.
Article 14.    Duration, Amendment, Modification, Suspension and Termination
14.1    Duration of the Plan. Unless sooner terminated as provided in Section 14.2, the Plan shall terminate on the tenth (10th) anniversary of the Effective Date.
14.2    Amendment, Modification, Suspension and Termination of Plan. The Board may amend, alter, suspend, discontinue, or terminate (for purposes of this Section 14.2, an “Action”) the Plan or any portion thereof at any time, and the Committee may take any such Action with respect to any Award (or Award Agreement) thereunder at any time; provided that no such Action shall be made, other than as permitted under Article 11 or 12, (i) without shareholder approval (A) if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan, (B) if such Action increases the number of Shares available under the Plan (other than an increase permitted under Article 5 absent shareholder approval), (C) if such Action results in a material increase in benefits permitted under the Plan (but excluding increases that are immaterial or that are minor and to benefit the administration of the Plan, to take account of any changes in applicable law, or to obtain or maintain favorable tax, exchange, or regulatory treatment for the Company, a Subsidiary, and/or an Affiliate) or a change in eligibility requirements under the Plan, or (D) for any Action that results in a reduction of the Option Price or grant price per Share, as applicable, of any outstanding Options or Stock Appreciation Rights or cancellation of any outstanding Options or Stock

Appreciation Rights in exchange for cash, or for other Awards, such as other Options or Stock Appreciation Rights, with an Option Price or grant price per Share, as applicable, that is less than such price of the original Options or Stock Appreciation Rights, and (ii) without the written consent of the affected Participant, if such Action would materially diminish the rights of any Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Board may amend the Plan and the Committee may amend any Award or any Award Agreement without such consent of the Participant in such manner as it deems necessary to comply with applicable laws.
Article 15.    General Provisions
15.1    No Right to Service. The granting of an Award under the Plan shall impose no obligation on the Company, any Subsidiary or any Affiliate to continue the Continuous Service of a Participant and shall not lessen or affect any right that the Company, any Subsidiary or any Affiliate may have to terminate the Continuous Service of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).
15.2    Settlement of Awards; Fractional Shares. Each Award Agreement shall establish the form in which the Award shall be settled. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, Awards, other securities or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be rounded, forfeited or otherwise eliminated.
15.3    Tax Withholding. The Company shall have the power and the right to deduct or withhold automatically from any amount deliverable under the Award or otherwise, or require a Participant to remit to the Company, the amount necessary to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan. With respect to required withholding, Participants may elect (subject to the Company’s automatic withholding right set out above), subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction.
15.4    No Guarantees Regarding Tax Treatment. Participants (or their beneficiaries) shall be responsible for all taxes with respect to any Awards under the Plan. The Committee, the Board and the Company make no guarantees to any person regarding the tax treatment of Awards or payments made under the Plan. Neither the Committee, the Board nor the Company has any obligation to take any action to prevent the assessment of any tax on any person with respect to any Award under Section 409A or Section 457A or otherwise and none of the Company, any of its Subsidiaries or Affiliates, or any of their employees or representatives shall have any liability to a Participant with respect thereto.
15.5    Section 16 Participants. With respect to Participants subject to Section 16 of the Exchange Act, transactions under the Plan, including Tax Withholding, are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee or the Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee or the Board, as applicable.
15.6    Non-Transferability of Awards. Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant except in the event of his death (subject to the applicable laws of descent and distribution) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate. No transfer shall be permitted for value or consideration. An award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant. Any permitted transfer of the Awards to heirs or legatees of the Participant shall not be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.
15.7    Conditions and Restrictions on Shares. The Committee may impose such other conditions or restrictions on any Shares received in connection with an Award as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received for a specified period of time or a requirement that a Participant represent and warrant in writing that the Participant is acquiring the Shares for investment and without any present intention to sell or distribute such Shares. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any conditions and restrictions applicable to such Shares.
15.8    Compliance with Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies, or any stock exchanges on which the Shares are admitted to trading or listed, as may be required. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:

(a)	Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)
Completion of any registration or other qualification of the Shares under any applicable national, state or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

The restrictions contained in this Section 15.8 shall be in addition to any conditions or restrictions that the Committee may impose pursuant to Section 15.7. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
15.9    Awards to Non-U.S. Directors, Employees or Consultants. To comply with the laws in countries other than the United States in which the Company or any of its Subsidiaries or Affiliates operates or has Directors, Employees or Consultants, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which Subsidiaries or Affiliates shall be covered by the Plan;

(b)	Determine which Directors, Employees or Consultants outside the United States are eligible to participate in the Plan;

(c)	Modify the terms and conditions of any Award granted to Directors, Employees or Consultants outside the United States to comply with applicable foreign laws;

(d)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals; and

(e)
Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 15.9 by the Committee shall be attached to this Plan document as appendices.

15.10    Rights as a Shareholder. Except as otherwise provided herein or in the applicable Award Agreement, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.
15.11    Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.
15.12    Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company or any of its Subsidiaries or Affiliates may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. The Plan is not subject to the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.
15.13    No Constraint on Corporate Action. Nothing in the Plan shall be construed to (i) limit, impair, or otherwise affect the Company’s or its Subsidiary’s or Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets, or (ii) limit the right or power of the Company, its Subsidiaries or Affiliates to take any action which such entity deems to be necessary or appropriate.
15.14    Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.
15.15    Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.
15.16    Waiver of Certain Claims. By participating in the Plan, the Participant waives all and any rights to compensation or damages in consequence of the termination of his or her office or Continuous

Service for any reason whatsoever, whether lawfully or otherwise, insofar as those rights arise or may arise from his or her ceasing to have rights under the Plan as a result of such termination, or from the loss or diminution in value of such rights or entitlements, including by reason of the operation of the terms of the Plan, any determination by the Board or Committee pursuant to a discretion contained in the Plan or any Award Agreement or the provisions of any statute or law relating to taxation.
15.17    Data Protection. By participating in the Plan, the Participant consents to the collection, processing, transmission and storage by the Company in any form whatsoever, of any data of a professional or personal nature which is necessary for the purposes of introducing and administering the Plan. The Company may share such information with any Subsidiary or Affiliate, the trustee of any employee benefit trust, its registrars, trustees, brokers, other third party administrator or any Person who obtains control of the Company or acquires the Company, undertaking or part-undertaking which employs the Participant, wherever situated.
15.18    Effective Date. The Plan shall be effective as of the date of its original adoption by the Board of Directors of Comverse Technology, Inc., which date is set forth below (the “Effective Date”).
15.19    Erroneously Awarded Compensation. All Awards, if and to the extent subject to the Dodd-Frank Wall Street Reform and Consumer Protection Act, may be subject to a claw back policy or other incentive compensation policy established from time to time by the Company to comply with such Act.

*	*	*
This Plan was duly adopted and approved by the Board of Directors of Comverse Technology, Inc. by resolution at a meeting held on the 7th day of September, 2011. This Plan was subsequently assumed by the Company in connection with a certain corporate transaction, and amended and restated by the Company effective as of the Restatement Date.

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